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EXHIBIT 3.2
ARTICLES OF MERGER
of
SILVER BEAVER MINING COMPANY, INC.
(An Idaho Corporation)
into
SILVER BEAVER MINING COMPANY, INC.
(A Nevada Corporation)

     The undersigned officers, the respective presidents and secretaries of Silver Beaver Mining Company, Inc., an Idaho corporation ("Silver Beaver
(ID)"), and Silver Beaver Mining Company, Inc., a Nevada corporation ("Silver Beaver (NV)"), hereby certify that the Agreement and Plan of Merger dated June 11, 1998, (hereinafter the "Plan") was approved by the shareholders of Silver Beaver (ID) at a duly called meeting held on May 6, 1998, after due notice was given, and was approved by the sole shareholder of Silver Beaver
(NV) by unanimous consent action of such sole shareholder.

     1. The number of shares outstanding of each class of each corporation which were entitled to vote on the Plan, and the number of shares of each class of each corporation consenting and not consenting to the Plan, is as follows:
                                    Number of
                                    Shares              Number of Shares
             Class                  Outstanding     Consenting  Not Consenting

Silver Beaver (ID)   Common Stock     5,000,000       2,643,369     45,675
                    ($.10 par value)

Silver Beaver (NV)     Common Stock          10              10         -0-
                    ($.001 par value)

     2. The number of votes cast for the Plan by each constituent entity was sufficient for approval of the Plan.

     3. All of the presently outstanding shares of Silver Beaver (NV) are owned and held by Silver Beaver (ID).

     4. The effective date of the merger shall be at the time of the latter of the completion of filing of the Articles of Merger in the State of Idaho and the State of Nevada.

     5. A copy of the complete executed Plan, including exhibits and schedules, is on file at the principal offices of Silver Beaver (NV) at 4970 South 900 East, F104, Salt Lake City, Utah 84117. A copy of the entire Plan will be furnished by Silver Beaver (NV), on request and without cost, to any owner of Silver Beaver (NV) or Silver Beaver (UT).

     IN WITNESS WHEREOF, Silver Beaver Mining Company, Inc., a Nevada corporation, and Silver Beaver Mining Company, Inc., an Idaho corporation, have caused these Articles of Merger to be executed in their respective corporate names by their respective presidents and their respective secretaries this 17th day of June 1998.
Attest:                                   Silver Beaver Mining Company, Inc.
                                          An Idaho Corporation

/s/ Rhonda Eardley, Secretary             By /s/ Howard M. Oveson, President

Attest:                                   Silver Beaver Mining Company, Inc.
                                          A Nevada Corporation

/s/ Rhonda Eardley, Secretary             By /s/ Howard M. Oveson, President

State of Utah            )
                         )  ss.
County of Salt Lake      )

     On the 19th day of June, 1998, personally appeared before me, a Notary Public, Howard M. Oveson, the president of Silver Beaver Mining Company, Inc., an Idaho corporation, and president of Silver Beaver Mining Company, Inc. a Nevada corporation, who acknowledged that he had executed the foregoing Articles of Merger.
                                   /s/ NOTARY PUBLIC